Exhibit (a)(5)
Press Release
FOR IMMEDIATE RELEASE
DOLLAR THRIFTY AUTOMOTIVE GROUP RECOMMENDS SHAREHOLDERS
TAKE NO ACTION REGARDING HERTZ EXCHANGE OFFER
TULSA, Okla., June 6, 2011 — Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that its Board of Directors unanimously recommends that Dollar Thrifty shareholders not tender their shares pursuant to Hertz Global Holdings, Inc.’s (NYSE: HTZ) offer to acquire all of the outstanding shares of common stock of Dollar Thrifty for a price of $72.00 per Dollar Thrifty share, consisting of $57.60 in cash and 0.8546 shares of Hertz common stock.
As previously announced, Dollar Thrifty has agreed to cooperate with Hertz in its efforts to pursue antitrust regulatory clearance of Hertz’s proposed acquisition of Dollar Thrifty. Dollar Thrifty is also cooperating with Avis Budget Group, Inc. (NASDAQ: CAR) in connection with Avis Budget’s efforts to pursue antitrust regulatory clearance of an acquisition of Dollar Thrifty.
“Given the uncertainty surrounding the length and outcome of the regulatory process as Hertz and Avis Budget work towards antitrust clearance, the Board is recommending that Dollar Thrifty shareholders take no action with respect to the Hertz exchange offer at this time. We will be monitoring the antitrust regulatory process and other circumstances carefully, and our Board will reconsider its recommendation if the situation warrants,” said Scott L. Thompson, President and Chief Executive Officer.
J.P. Morgan Securities LLC and Goldman Sachs & Co. are acting as financial advisors to Dollar Thrifty and Cleary Gottlieb Steen & Hamilton LLP is acting as Dollar Thrifty’s legal counsel.
Important Information for Investors and Stockholders
This document is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities. The exchange offer described herein is being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Hertz Global Holdings, Inc. filed with the SEC on a Tender Offer Statement on Schedule TO on May 24, 2011. In addition, Dollar Thrifty Automotive Group, Inc. filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the exchange offer on June 6, 2011. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the exchange offer. Those materials may be obtained free of charge from Georgeson, Inc., Dollar Thrifty Automotive Group, Inc’s information agent for the exchange offer, toll-free at (866) 767-8986 (international (212) 806-6859). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.
Forward Looking Statements
Certain statements contained herein constitute forward-looking statements. These statements are based on the current expectations and beliefs of DTG and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks, uncertainties and assumptions include the possibility that (1) Hertz or Avis Budget may be unable to obtain required regulatory approvals or may be required to accept conditions that could reduce the anticipated benefits of their respective proposed transactions as a condition to obtaining regulatory approvals; (2) DTG stockholders may not tender a sufficient number of shares into the Hertz exchange offer or Hertz may otherwise be unable to consummate its proposed exchange offer or any transaction with DTG; (3) there is no assurance that Avis Budget will enter into a merger agreement with DTG or that any transaction with Avis Budget will be consummated; (4) the length of time necessary to consummate a transaction with either Hertz or Avis Budget may be longer than anticipated; (5) problems may arise in successfully integrating the businesses of Hertz and DTG or Avis Budget and DTG and Hertz or Avis Budget may not realize its anticipated synergies and other benefits following their respective proposed transaction; (6) either proposed transaction may involve unexpected costs; (7) the DTG, Hertz and Avis Budget businesses may suffer as a result of uncertainty surrounding the proposed transactions. Additional risks, uncertainties and assumptions affecting the businesses of each of DTG, Hertz and Avis Budget can be found in their respective filings with the SEC. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by DTG, Hertz and Avis Budget. DTG assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
About Dollar Thrifty Automotive Group, Inc.
Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries. Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company’s approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.
Contacts:

Financial:	Investor Relations:
H. Clifford Buster III	Kindra Marts
Chief Financial Officer	Executive Director — Investor Relations
(918) 669-3277	(918) 669-2119
kindra.marts@dtag.com

Media:
David Reno/Stephanie Pillersdorf
Sard Verbinnen & Co
(212) 687-8080
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